Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stephen G. Lear

Chairman, President and Chief Executive Officer

slear@northshoretrust.com

(847) 336-4430

NSTS Bancorp, Inc. Announces Passing of Nathan E. Walker, Chief Executive Officer and President of North Shore Trust and Savings

Waukegan, IL, April 9, 2026 – NSTS Bancorp, Inc. (the “Company”), the holding company for North Shore Trust and Savings (the “Bank”), announced today the recent passing of Nathan E. Walker, Chief Executive Officer and President of the Bank and Executive Vice President of the Company. Mr. Walker began his career as a teller in 1996 and, through dedication, leadership, and an unwavering commitment to our customers and communities, rose to serve as Chief Executive Officer and President of the Bank and Executive Vice President of the Company since 2022. Mr. Walker led with courage, integrity, and heart. He supported our employees, championed our customers, and guided our bank with steady vision and compassion. His impact can be seen in the relationships he built, the lives he touched, and the culture he helped shape.

The Company is extremely grateful for Mr. Walker’s service and commitment to the Company and the Bank. His leadership, character, and commitment to North Shore Trust and Savings will continue to inspire us every day. The Company’s Board of Directors and management extend their sincerest condolences to Mr. Walker’s family.

Stephen G. Lear, President and Chief Executive Officer of the Company, has been appointed Chief Executive Officer and President of the Bank. Mr. Lear has served as Chairman of the Board of Directors, Chief Executive Officer and President of the Company since 2012, and Chairman of the Board of Directors of the Bank since 2012, and as a director since 2003. Mr. Lear served as the Chief Executive Officer of the Bank from 1997 to 2022, when he was succeeded by Mr. Walker.

About NSTS Bancorp, Inc. and North Shore Trusts and Savings

NSTS Bancorp Inc. is the holding company of North Shore Trust and Savings. As of December 31, 2025, North Shore Trust and Savings had total assets of $266.6 million in assets and operates from its headquarters and main banking office in Waukegan, Illinois, as well as two additional full-service branch offices located in Waukegan and Lindenhurst, Illinois, respectively. For over 100 years, North Shore Trust and Savings has served the local communities where it operates and has deep and longstanding relationships with its businesses and retail customers as well as local municipalities.